EXHIBIT 23.3

                           INDEPENDENT AUDITOR CONSENT

The Board of Directors
National Home Health Care Corp.

                  We consent to the incorporation by reference in the Registration Statement on Form S-8, relating to 500,000 shares of common stock, par value $0.001 per share, of National Home Health Care Corp., of our report dated October 7, 1998 on the consolidated financial statements of National Home Health Care Corp. as of July 31, 1998 and the two years then ended, included in the July 31, 1999 annual report on Form 10-K of National Home Health Care Corp.

/s/ Richard A. Eisner & Company, LLP
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Richard A. Eisner & Company, LLP

New York, New York
September 12, 2000


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